Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	February 1, 2004 — February 29, 2004
Payment Date	03/25/04

Aggregate Amount Collected for the Collection Period
Interest	$2,340,966.51
Principal Collections	$27,570,815.86
Substuition Amounts	$—
Aggregate Subsitution Amounts	$—
Application of Collected Amounts
Applied in the following order of priority:	Factor per Thousand
(i) Enhancer Premium	$104,052.55
(ii) Noteholder’s Interest	$917,830.23	0.966137085
(iii) Principal Collections to Funding Account	$—
(iv) Excess Spread (during Revolving)	$—
(v) Excess Spread (during AP)	$1,319,083.73
(vi) Additional Balance Increase from Excess Spread (during MAP)	$—
(vii) Noteholder’s Principal Distribution	$14,697,315.88	15.47085882
(viii) Enhancer for Prior Draws	$—
(ix) Liquidation Loss Amount	$—
(x) Enhancer	$—
(xi) Interest Shortfalls	$—
(xii) Indenture Trustee	$—
(xiii) Certificates	$1,319,083.73
Balances	Factors per Original
Beginning Note Balance	$780,394,150.24	0.82147
Ending Note Balance	$765,696,834.36	0.80600
Change	$14,697,315.88	0.01547
Beginning Excluded Amount	$—
Ending Excluded Amount	$—
Change	$—
Beginning Pool Balance	$795,202,867.04	0.83706
Ending Pool Balance	$780,505,551.16	0.82158
Change	$14,697,315.88	0.01547
Beginning Principal Balance	$795,202,867.04	0.91394
Ending Principal Balance	$780,505,551.16	0.89705
Change	$14,697,315.88	0.01689
Additional Draws	$12,875,310.99
Beginning Additional Balance	$—
Additional Balance Increase (Draws less Payments less Funding)	$—
Ending Additional Balance Increase Amount	$—

Delinquencies	#		$
Two statement cycle dates:		4		$323,352.82
Three statement cycle dates:		3		$123,982.13
Four statement cycle dates:		3		$164,626.87
Five statement cycle dates:		2		$133,853.46
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		4		$165,910.64
Foreclosures		1		$31,306.44
REO		—		$—
Liquidation Loss Amount		2		$1,811.01
Aggregate Liquidation Loss Amount				$531,609.32	0.0560%
Other Information
Gross WAC for Collection Period				4.301%
Net WAC Rate for Collection Period				3.648%
Mortgage Loans Repurchased ( # / $ )		0		$—
Beginning Pre-funding Account Balance				$—
Beginning Funding Account Balance				$—
Beginning Captialized Interest Account Balance				$—
Ending Pre-funding Account Balance				$—
Ending Capitalized Interest Account Balance				$—
Ending Funding Account Balance				$—
Overcollateralization Amount (Beginning)				$14,808,716.80
Overcollateralization Target				$14,415,910.64
Overcollateralization Amount (Ending)				$14,808,716.79
Certificate Balance				$—
Gross CPR (1 mo. Annualized)				34.523%
Net CPR (1 mo. Annualized)				20.058%
Draw Rate (1 mo. Annualized)				17.789%
WAM				213.13
AGE				19.64
Allocation of Collected Funds
Interest Collections		Principal Collections
Total Collected	$(2,674,112.05)	Total Collected	$(27,570,815.86)
Servicing Fee	$331,334.53	Noteholders Principal	$14,697,315.88
Enhancer Premium	$104,052.55	Add’l Balance Increase	$—
Additional Balance Interest	$—	Net Draws	$12,875,310.99
Noteholders Interest	$917,830.23	Funding Account	$—
Liquidations	$1,811.01	Net	$1,811.01
Excess Interest	$1,319,083.73	Previous Funding	$—
Net	$—	Liquidations	$(1,811.01)
Interest Shortfall	$—	Difference	$(0.00)
		Deficiency Amount	$(0.00)

Wachovia Bank, National Association
as Servicer